Exhibit 4.6

THE SYMBOL “[*****]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Lessor Contract No.: YY2B-2025-12-594
Lessee Contract No.:

Housing Lease Agreement

Lessor: Zhejiang Yiwu High-tech Zone Development and Construction Co., Ltd. (Party A)

Lessee: Zhejiang Alliance Crafts Co., Ltd. (Party B)

Party A entrusts Yiwu Property Exchange Co., Ltd. to publicly bid for the leasing of the subject property on December 19, 2025, and the winning bidder is Party B. In accordance with the “Civil Code of the People’s Republic of China” and other relevant laws and regulations, based on the principles of equality, voluntariness, fairness, good faith, and sustainability, the parties have reached the following terms of the contract for mutual compliance and full performance.

I. Property Information

1.1 The property leased by Party A to Party B is located at Building 1, 3rd Floor, Area B, E21-E22 Xinke Road, Choujiang Street, Yiwu City, with a total area of 886.79 square meters.

1.2 The current condition of the property’s decoration, facilities, and equipment: all walls, floors, roofs, doors, and windows are intact.

II. Lease Term

The lease term is 1 year, starting from January 1, 2026, to December 31, 2026.

III. Lease Purpose

3.1 The parties agree that the purpose of the leased property under this contract is for office, production, research, and development, etc.

3.2 Party B shall maintain the property for the stated purpose. Any changes require written consent from Party A.

3.3 In addition to the agreed purposes, Party B’s use of the leased property must comply with local planning, public security, fire safety regulations, and any relevant regulations of the owners’ committee (if applicable).

IV. Lease Fees

4.1 Rent

4.1.1 The rent standard that Party B should pay is 180,905.16 yuan/m²/month (including tax). Rent must be paid by Party B through a corporate account; any rent paid through other personal or non-Party B accounts will not be invoiced by Party A.

4.1.2 Both parties confirm that the rent increase will adopt the following ① method:

① Fixed rent, with no change in rent for each period.

② Fixed increase, with rent increasing by / % each period.

③ Variable increase: if Party B meets the assessment criteria in Article 19.4.3, the rent will increase by / %; if not, the rent will be / .

4.2 Rent Details Table

Period	Lease Time	Amount (Including Tax)	Payment Due Date	Remarks
First	January 1, 2026, to December 31, 2026	180,905.16 yuan	According to the bidding announcement	Charged at the auction price by the property exchange

4.3 Property Management Fee: Party B shall pay a property management fee to Party A of 2.00 yuan/m²/month (including tax), totaling 21,282.96 yuan, to be paid within 5 working days from the date of contract signing.

4.4 All costs arising from the use of the property, including water, electricity, telephone, broadband, parking, cable TV, property management fees, sanitation fees, plumbing fees, renovation supervision fees, and other expenses, shall be borne by Party B.

The fees stipulated in the preceding paragraph shall be paid by Party B in the ② method as follows. If both parties agree on a separate payment method during the lease term, the written notice from Party A regarding payment shall prevail.

① The second party shall pay to the property management company in the location of the leased property on their own;

② The second party shall regularly transfer the corresponding fees to the receiving account of the first party.

4.5 Party B shall bear the proportionate share of public area costs based on the property area.

4.6 Party B must pay property management fees, water fees, electricity fees, and other related fees on time as specified. Any consequences of late payment will be borne by Party B. If Party A pays these fees on behalf of Party B, the corresponding amount may be deducted from the performance deposit.

4.7 Costs for decorating the property shall be borne by Party B.

4.8 Payment of Fees

4.8.1 Unless otherwise stipulated in the property transaction regulations or agreements, Party B shall complete the payment of the first period rent within 5 days from the date of contract signing. Subsequently, rent for each period shall be paid within one month prior to the start date of each rental period.

4.8.2 Party A’s Payment Information:

Bank: North Yuan Branch of Rural Commercial Bank
Account Name: [*****]
Account Number: [*****]

V. Performance Guarantee

5.1 Party B shall pay Party A a performance deposit of 30,150.86 yuan (calculated based on the auction price at the property exchange). Unless otherwise stipulated in the property transaction regulations or agreements, Party B shall complete the payment within 5 working days from the date of contract signing.

5.2 If Party B violates the provisions of this contract, Party A has the right to directly deduct any unpaid rent, penalties, compensation, and costs incurred in enforcing the claims (including attorney fees, preservation fees) from the performance deposit.

5.3 Upon expiration of the lease term, if there are no breaches by Party B, Party A shall return the performance deposit (without interest).

5.4 If Party B causes losses to Party A that exceed the amount of the performance deposit, Party B shall provide additional compensation.

VI. Property Delivery

Party A shall deliver the leased property to Party B for use at the beginning of the lease term. If Party B fails to timely pay the related fees (including penalties), Party A has the right to refuse to deliver the property, and the delivery time will be postponed until all payments are made; the lease termination date will not be extended.

VII. Subleasing Restrictions

7.1 Without written permission from Party A, Party B shall not sublease (including lending) the property.

7.2 If Party A agrees to sublease to a third party, this contract shall remain in effect, and Party B shall compensate for any losses caused by the third party to the property.

VIII. Property Use

8.1 Party B shall use the property and its attached facilities reasonably. If damages occur due to improper use or maintenance, Party B shall restore the property to its original condition or compensate for the losses.

8.2 Party B is responsible for safety hazards such as aging electrical wires, broken water pipes, and fire prevention devices. Upon the occurrence of safety hazards, Party B shall immediately address them; otherwise, all personal and property losses resulting from this shall be borne by Party B.

8.3 Party B shall not bring flammable, explosive, toxic, harmful, or polluting hazardous materials into the leased property and shall ensure that activities do not pollute or harm the surrounding environment; otherwise, Party B shall bear all responsibility for damages to public safety, such as fires or explosions.

8.4 If Party B needs to use the exterior of the property, they must obtain written consent from Party A and report to the owners’ committee (if applicable).

IX. Property Improvement

9.1 With the written consent of Party A and after reporting to the owners’ committee (if applicable), Party B may at their own expense improve or add items to the property.

9.2 Improvements or additions to the property shall not alter the main structure of the property.

9.3 Party B’s improvements or additions must not affect the use of fire safety facilities and shall ensure the normal function of the fire control system. Any changes must be reported to the property management company and comply with fire safety acceptance requirements.

X. Property Maintenance

10.1 During the lease term, if the main structure of the property is damaged and affects normal use due to reasons not attributable to Party B, Party A shall be responsible for repairs. If damage to the property structure or general wear and tear of auxiliary facilities, such as aging wiring, is caused by Party B, Party B shall be responsible for repairs. For damages to safety-related equipment, if Party B refuses to repair, Party A may carry out the repairs and deduct the corresponding costs from the performance deposit.

10.2 Repairs by Party B shall be carried out by qualified professionals, and Party B shall be responsible for safety.

XI. Return of Property

11.1 Upon expiration of this contract, Party B shall vacate and return the property to Party A no later than the expiration date.

11.2 If Party B fails to timely pay rent and related fees or violates any other terms of this agreement, and Party A terminates the contract, Party B shall vacate and return the property to Party A within 3 days from the date Party A’s notice is received.

11.3 When returning the property, Party B shall restore it to its original condition prior to the lease or pay Party A the costs required to restore the property (such as cleaning fees), which shall be confirmed by both parties through joint inspection and signatures. If Party A agrees to keep the improvements, there is no need to restore the property to its original state, and all improvements and additions shall belong to Party A (including decorations, renovations, elevators, fire safety systems, and water and electricity systems), with Party B not entitled to any compensation.

XII. Changes and Termination of the Contract

12.1 The parties may change or terminate this contract through mutual agreement.

12.2 If national policies change or the government needs to reclaim the property due to expropriation or acquisition, Party A shall notify Party B one month in advance, and Party B must comply unconditionally. Rent shall be calculated daily until Party B vacates and returns the property.

12.3 If Party B is found to be in any of the following situations, Party A has the right to unilaterally terminate this contract:

(1) Failure to pay rent, performance deposit, or other fees on time;

(2) Unauthorized changes to the use of the property;

(3) Unauthorized improvements or additions to the property;

(4) Unauthorized alterations or damages to the property structure during repairs;

(5) Unreasonable use of the property that severely impacts its safety.

(6) Unauthorized subleasing (including lending, etc.);

(7) Using Party A’s property for illegal activities;

(8) Party B causing noise or other disturbances that severely impact others’ normal work and life, despite being advised to stop;

(9) Not passing Party A’s assessments;

(10) Serious violations of Party A’s or its superior institution’s management regulations;

(11) Party B or its affiliates terminating agreements (if any) with the Yiwu Economic and Technological Development Zone Management Committee or other government departments;

(12) Other situations that do not meet the conditions for entering the park;

(13) Changes in circumstances rendering the property unsuitable for rental;

(14) Other circumstances specified by laws and regulations allowing Party A to terminate the contract.

12.4 Party B may terminate this contract in the following situations:

(1) If Party A fails to provide the property on time for more than 30 days;

(2) If there are safety hazards in the property structure making it unusable;

(3) Other circumstances specified by laws and regulations allowing Party B to terminate the contract.

XIII. Breach of Contract Liability

13.1 If Party A reclaims the property early due to reasons in Articles 12.1 and 12.2, Party A shall return Party B’s performance deposit (minus any penalties) and the rent for the remaining lease term.

13.2 If Party B terminates the lease early for reasons not attributable to Party A, the rent for the remaining period shall be refunded, but the performance deposit will not be returned.

13.3 If Party B violates Article IV of this contract by delaying rent payment, for delays of up to one month (inclusive), Party B shall pay Party A a penalty of 0.05% of the overdue rent amount for each day of delay. For delays exceeding one month, Party A has the right to terminate the contract and reclaim the property, and Party B shall pay a penalty of 10% of the total rent.

13.4 If Party B fails to vacate the property more than 3 days after the lease term ends, they shall pay Party A a penalty of 120% of the daily rent until the property is returned to Party A. If the delay exceeds two months, Party A may reclaim the property, and any items left inside will be considered abandoned by Party B, allowing Party A to dispose of them. Party B shall bear the losses and costs incurred in reclaiming the property.

13.5 Party A implements a “one-vote veto” system for fire safety, production safety, and management creation. If Party B violates any of these regulations, they shall follow the provisions set out in the “Safety Production Responsibility Agreement” and “Civilized Creation Responsibility Agreement for Leased Properties and Sites” signed with Party A. If Party B receives three rectification notices and fails to make corrections, Party A has the right to terminate the contract, the performance deposit will not be refunded, and Party B shall also bear corresponding compensation and legal liabilities.

13.6 If Party B violates this contract by illegally constructing, unilaterally changing the property’s structure or use, subleasing to others, or causing harm or losses, Party A has the right to terminate the contract, reclaim the property, and not refund the performance deposit in addition to claiming actual damages and requiring Party B to restore the property to its original condition.

13.7 If Party B fails to pay the performance deposit on time as stipulated in Article V of this contract, and the delay is within 15 days (inclusive), Party A may notify Party B in writing to make the payment promptly; if the delay exceeds 15 days, Party A has the right to terminate the contract.

13.8 If Party B violates the provisions of Article XVI regarding safety production and sanitation, resulting in significant issues or insufficient rectification, causing losses or hazards, Party B shall bear responsibility, and Party A has the right to claim actual damages or terminate the contract and reclaim the property.

13.9 After Party A notifies Party B of the termination of the contract, Party B shall vacate the property within 3 days from the date of notification. If they fail to do so, it will be treated as a failure to vacate upon expiration of the lease.

13.10 If Party B’s violation of other obligations in this contract leads to losses for Party A, Party A has the right to seek compensation from Party B based on the actual losses incurred.

XIV. Exemption Conditions

14.1 Neither party shall bear liability for failing to perform the contract due to the following reasons:

(1) Encountering force majeure;

(2) Changes in national policies or government planning requiring the reclamation of the property;

(3) Decisions made by Party A’s superior unit to terminate this contract.

14.2 If the contract is terminated for the above reasons, the rent shall be calculated based on the actual period of use, with any fraction of a month calculated on a daily basis, resulting in a refund or adjustment as necessary.

XV. Other Lease Matters

15.1 Upon expiration of the lease term, Party A will list the property for rent at the property exchange center and notify Party B to participate in the bidding. If Party B does not participate in the bidding or is unsuccessful, it will be considered that Party B has waived the right to renew the lease and shall not demand a priority renewal at the auction price.

15.2 During production and operation, all civil and administrative responsibilities related to environmental protection, safety production, and stability maintenance shall be borne by Party B.

15.3 Party B shall provide Party A with identification (for the legal representative), proof of identity, and other relevant documents (all stamped with the official seal).

15.4 Both parties shall timely sign the contract attachments.

15.5 All matters concerning the rights and obligations of both parties shall be notified in writing. Both parties confirm the delivery addresses as follows:

Party A: Headquarters Economic Park, Building B7, 15th Floor, Choujiang Street, Jiujiang Town, Jinhua City, Zhejiang Province

Party B: 2nd Floor, Building 1, Zone B, E21-E22, Xinke Road, Choujiang Street, Yiwu City.

If either party changes its address, it must notify the other party in writing on the day of the change; otherwise, the original address shall be deemed as the delivery address.

15.6 If notices are sent to Party B by mail, they shall be considered received on the day they are delivered to Party B’s address. If no one signs for the delivery, a receipt from the property service company shall be considered valid delivery.

XVI. Safety and Civilized Creation Responsibilities

Both parties shall sign the “Safety Production Responsibility Agreement” and the “Civilized Creation Responsibility Agreement for Leased Properties and Sites” attached hereto. Party B shall fully and appropriately fulfill the responsibilities and obligations outlined in these agreements. If Party B refuses to sign the aforementioned agreements, Party A has the right to terminate the contract.

XVII. Prohibition of Throwing Objects from Heights and Prevention of Falling Objects

17.1 Party B must fully understand the hazards of throwing objects from heights and the civil, administrative, and criminal liabilities that perpetrators may bear. Party B should cultivate civilized living habits and avoid throwing debris downstairs to prevent incidents of falling objects.

17.2 If Party B discovers any damage or faults in the leased property or its ancillary facilities that may pose a risk of falling objects, they shall promptly notify Party A for repairs and take effective measures. Damage or faults caused by Party B shall be the responsibility of Party B to repair.

XVIII. Dispute Resolution

18.1 Matters not addressed in this contract shall be agreed upon through consultation between Party A and Party B by signing a supplementary agreement, which shall have the same legal effect as this contract.

18.2 If the entire or partial performance of this contract is hindered due to policy changes or other force majeure factors, both parties shall resolve the issue through consultation.

18.3 In the event of a dispute during the performance of this contract, Party A and Party B shall resolve it through friendly consultation. If the dispute cannot be resolved, it shall be settled in one of the following ① ways:

① File a lawsuit at the People’s Court located in Party A’s jurisdiction;

② Submit the dispute to the Jinhua Arbitration Commission for arbitration in accordance with the current effective arbitration rules.

18.4 All costs arising from litigation, including but not limited to litigation fees, attorney fees, appraisal fees, and expenses for property preservation, shall be borne by the defaulting party.

XIX. Other Agreements

9.1 Contact Person for Party B:

Name: Xiaozhong Lin
Phone: [*****]
WeChat/QQ: /
Email: /
Other contact information and agreements: /

19.2 This contract shall take effect from the date both parties complete their signatures and seals.

19.3 This contract is made in 6 copies, each including 3 attachments. Party A holds 4 copies, Party B holds 2 copies, and other parties ( / ) hold / copies, all of which have equal legal effect.

19.4 Other special agreements between the parties:

19.4.1 If Party B changes its registered location to within the park after signing the contract.

19.4.2 Requirements for declaring technological entities: If Party B’s company has been registered for more than one year upon entering the park, it must declare and be recognized as a small and medium-sized technological enterprise in Zhejiang Province within six months after entering. If the company fails to complete the technological entity declaration as required, Party A has the right to terminate the contract, reclaim the premises, and will not refund any rent already paid.

19.4.3 Tax requirements: Party B must complete a tax payment task of 100 yuan/m²/year during the lease term.

Lessor: Zhejiang Yiwu High-tech Zone Development and Construction Co., Ltd.	Lessee: Zhejiang Alliance Crafts Co., Ltd.
Legal Representative: Jiankang Gu Authorized Agent: /s/ Xiang Wu	Legal Representative: Xiaozhong Lin Authorized Agent: /s/ Xiaozhong Lin
Address: Headquarters Economic Park, Building B7, 15th Floor, Choujiang Street, Jiujiang Town, Jinhua City, Zhejiang Province	Address: 1-4 Floors, Building 1, Zone B, E21, Xinke Road, Choujiang Street, Yiwu City, China (Zhejiang) Pilot Free Trade Zone
Phone: [*****]	Phone: [*****]
Bank: [*****]	Bank: [*****]
Account Number: [*****]	Account Number: [*****]
Taxpayer Identification Number: [*****]	Taxpayer Identification Number: [*****]
Place of Signing: Yiwu	Date of Signing: December 31, 2025

Attachment 1

Property Management Regulations

In order to unify the property management for all tenants renting houses, Yiwu Jinwutong Investment Management Co., Ltd. (hereinafter referred to as “Lessor”) has established these property management regulations.

Ⅰ. Determination of Property Company

The property management services for the houses leased by tenants shall be implemented by a qualified property service company commissioned by the Lessor.

Ⅱ. Determination of Relevant Fees

Fees for water, electricity, telephone, broadband, cable TV, parking, sanitation, pipeline clearing, and renovation supervision shall be executed according to relevant regulations.

Ⅲ. Payment of Relevant Fees

The property management fee required from tenants shall be paid within 5 working days after the signing of the lease contract. Monthly utility fees will be settled, and after the Lessor issues a receipt, the tenant shall make payment by transfer before the 15th of the month:

●	Account Name: Zhejiang Yiwu High-tech Zone Development and Construction Co., Ltd.

●	Bank:[*****]

●	Account Number: [*****]

If the lessee fails to pay property management fees, water and electricity fees on time, they shall pay a penalty of 0.5 ‰ of the overdue amount to the lessor for each day of delay.

Ⅳ. Scope of Property Services

1.	Maintenance, care, and management of public parts of the building (roof, beams, columns, internal and external walls, foundation, etc.), stairwells, corridors, and entrance halls.

2.	Maintenance, care, management, and operation of public facilities and equipment (public water supply and drainage pipes, downspouts, garbage chutes, public lighting, distribution systems, and fire safety facilities).

3.	Maintenance, care, and management of municipal public facilities within the property management scope (roads, outdoor water supply and drainage pipes, septic tanks, ditches, landscaping, outdoor pump rooms, and street lights).

4.	Cleaning and sanitation of public environments (including public areas and public parts of the building) and garbage collection and disposal.

5.	Management of Traffic and Vehicle Parking Order. The Lessor provides public parking areas within the property management scope for tenants and other property users, without offering vehicle custody services. If tenants or other users require vehicle custody services, they must park in designated areas and sign a written custody agreement with the Lessor, with fees negotiated separately.

6.	Security and Public Order Maintenance. The Lessor provides security services, including the dissemination of fire safety knowledge, management of external personnel, and prevention and emergency handling of various incidents (including fire hazards).

7.	Renovation Management. Any renovations must receive written consent from the Lessor. The Lessor will periodically supervise and inspect the renovation duration and site; renovation materials and waste must be stored in designated locations and cleared promptly. It is strictly prohibited to scatter or pile up renovation materials or waste in public areas.

8.	Organization, Promotion, and Construction of Park Culture. Management of property documentation for the park.

V. Power Supply Services

The Lessor provides electricity services to tenants. The declared total power capacity must not be less than the total capacity of the machines and equipment. The Lessor reserves the right to verify the power of the tenant’s equipment and is responsible for contacting the power supply department to allocate power reasonably.

1.	The Lessor provides an electricity capacity of / KVA for factories and / KW for dormitories. During factory renovations, total electricity load for the factory and dormitory appliances must not exceed this value. If special needs require exceeding this limit, prior approval from the Lessor is required; otherwise, the Lessor may suspend power services, with all resulting losses borne by the tenant.

2.	The Lessor is responsible for the power source up to the user’s meter; any costs related to cables, installation, and power distribution facilities after the meter must be borne by the tenant (including maintenance costs). The Lessor may provide necessary assistance.

VI. Rights and Obligations of the Lessor

1.

Rights of the Lessor

(1) The Lessor has the right to formulate and implement management regulations and rules for the park based on relevant laws and regulations, as well as the Lessor’s actual conditions.

(2) According to policies and regulations and the contracts and agreements signed by both parties, the Lessor has the right to handle violations of these regulations, including ordering the cessation of illegal activities, demanding compensation for economic losses, and enforcing penalties on responsible parties who fail to pay fees or refuse to rectify violations.

(3) The Lessor has the right to appoint specialized companies to manage specific operations of the property.

2.	Obligations of the Lessor

(1) Establish property management records for the structural safety and normal use of the building’s facilities, and ensure timely documentation of any changes.

(2) Maintain and manage public environmental hygiene and green areas within the park, ensuring the functionality of public fire, water, and electrical facilities.

(3) Provide 24-hour security services for the park, enhancing gate duty and patrols to ensure the safety of public areas.

(4) Manage and prevent any behaviors that obstruct the legitimate operations of tenants in the park, and assist government authorities in supervising the business activities of merchants within the park.

VII. Rights and Responsibilities of the Tenant

1.	Tenant’s Rights

(1) The tenant has the right to reasonably and legitimately use the public areas and facilities of the park.

(2) The tenant has the right to criticize and suggest improvements regarding the park’s management systems and to supervise and complain about the lessor’s staff.

2.

Tenant’s Responsibilities

(1) The tenant shall timely pay relevant fees according to the agreed standards, amounts, payment methods, and deadlines, including shared costs for public water and electricity.

(2) The tenant must properly use the premises, ensuring not to alter the building’s structure (e.g., not changing load-bearing walls, beams, columns, etc.).

(3) If repairs or safety-related issues arise, the tenant must obtain written consent from the lessor.

(4) The tenant must properly use the building’s equipment, ensuring not to change or damage the intended use of the equipment (e.g., not altering, moving, or increasing electrical installations and loads without prior written approval).

(5) The tenant must not block, cut, damage, or alter fire safety, drainage, pipeline, water supply, or electrical facilities.

(6) The tenant must use the premises according to the agreed methods and purposes, ensuring their operations meet the stipulated requirements. Temporary structures must be reported and approved in writing by the lessor.

(7) Any decorations, renovations, or advertisements by the tenant must comply with city regulations and the lessor’s unified standards.

(8) The tenant must diligently execute the provisions outlined in the “Fire Safety Responsibility Letter,” “Safety Production Responsibility Letter,” and “Civilized Creation Work Responsibility Letter.”

(9) Special operators brought by the tenant (e.g., unloading workers, crane operators) must have valid qualifications, and the tenant must provide insurance and necessary warning signs.

(10) In the event of consumer complaints, the tenant must actively cooperate with the lessor and relevant departments to resolve issues. If the tenant receives three or more complaints within a year deemed their responsibility, it will be considered a breach of contract.

(11) The tenant is prohibited from engaging in any gambling activities in the leased premises. If discovered, the lessor will take appropriate measures.

(12) Common areas like corridors and parking lots cannot be occupied by the tenant. All vehicles must park in designated areas according to the lessor’s parking regulations. Loading and unloading must occur in designated areas without obstructing traffic.

(13) The tenant must not display goods, furniture, or equipment outside their designated area and should maintain cleanliness and order in the center. If the tenant is warned three times without correction, the lessor will remove any obstructing items.

(14) The tenant is responsible for the safety and management of their goods and property within the park.

(15) The tenant must cooperate with the lessor in maintaining and servicing public facilities.

(16) The tenant must not interfere with or disturb the normal operations of other businesses.

(17) The tenant must manage entry passes properly. Any loss caused by vehicles failing to show entry passes will be the tenant’s joint responsibility.

(18) Throwing objects from the building is strictly prohibited.

This company confirms that it has read all the contents of the contract and property management regulations and will strictly adhere to them.

Tenant (Seal): Zhejiang Alliance Crafts Co., Ltd.
[Company Seal Affixed Here]

/s/ Xiaozhong Lin

Attachment 2

Safety Production Management Responsibility Letter

In order to conscientiously implement the relevant laws and regulations such as the Production Safety Law of the People’s Republic of China, the Environmental Protection Law of the People’s Republic of China, the Fire Protection Law of the People’s Republic of China, strengthen the safety production and environmental protection management in the park, maintain the fire safety and normal order, and ensure the personal and property safety of customers in the park, the company hereby signs the following safety production management responsibility letter for renting the site of Zhejiang Yiwu High-tech Zone Development and Construction Co., Ltd. (hereinafter referred to as the “lessor”), and promises to consciously abide by it:

1、 Safety production responsibility

(1)	The lessee shall conscientiously fulfill the requirements of laws, regulations, national industry standards, and normative documents such as the Safety Production Law of the People’s Republic of China, the Fire Protection Law of the People’s Republic of China, the Special Equipment Law of the People’s Republic of China, the Environmental Protection Law of the People’s Republic of China, and the Zhejiang Province Safety Production Regulations, and possess safety production conditions and corresponding qualifications. The lessee’s person in charge is the first person responsible for the safety production of the enterprise, fully responsible for the safety production work of the unit, and undertakes the safety production work responsibilities stipulated by laws and regulations.

(2)	Implement national and higher-level laws and regulations on safety production and environmental protection, take full responsibility for the safety production and environmental management of the lessee’s enterprise employees, leased premises, and production and operation scope, strictly fulfill the main responsibility for safety production, supervise and do a good job in safety production and environmental management of the unit, and ensure that there are no casualties, poisoning, fires, explosions, or environmental pollution accidents.

(3)	We should establish and implement a system for identifying and managing hidden dangers in production safety accidents, and promptly discover and eliminate hidden dangers in leased premises; And should cooperate with government regulatory departments and the lessor’s safety and environmental inspections, promptly rectify the problems (accident hazards) raised, and form materials to report to the lessor for filing.

(4)	Maintain public order and fire-fighting facilities within the area delivered to the lessee, stop illegal activities, and immediately report to the police for difficult to stop illegal activities, as well as public security cases and suspected criminal cases that occur. Take measures to protect the scene and cooperate with the investigation and disposal work of the public security organs.

(5)	Establish a safety production management organization, equip full-time and part-time safety production management personnel, and receive legal training and certification to work.

(6)	We should develop emergency response plans for production safety accidents and sudden environmental incidents in our unit, equip necessary emergency response equipment and materials, and organize emergency drills in accordance with regulations.

(7)	After a safety production or sudden environmental accident occurs, the relevant personnel at the scene of the accident shall immediately report to the responsible person of the lessee. After receiving the accident report, the person in charge of the lessee unit shall promptly take effective measures, organize rescue, prevent the accident from expanding, reduce casualties and property losses, and immediately report truthfully to the local department responsible for safety production supervision and management in accordance with relevant national regulations. They shall not conceal, falsify or delay the report, and shall not intentionally destroy the accident scene or destroy relevant evidence. The responsible person of the lessee shall synchronously report the above information to the lessor.

2、 Environmental Protection Responsibility

(1)	Organize the formulation and implementation of safety production and environmental protection regulations and operating procedures for the unit, (2) organize the formulation and implementation of safety production education and training plans for the unit, and regularly carry out publicity and education on safety and fire prevention.

(3)	Ensure that the environmental pollutants “three wastes” and noise emissions of the enterprise meet the standards, and that the environmental operation complies with the requirements of the local ecological and environmental authorities. Entrust qualified enterprises to dispose of hazardous waste in a timely manner.

(4)	Establish and implement a dual prevention mechanism for safety risk classification control and hidden danger investigation and management, supervise and inspect the safety production work of the unit, and timely eliminate hidden dangers of production safety accidents.

(5)	Regularly hold safety production and environmental protection work meetings to study and solve major issues and problems related to environmental protection, occupational health, and safety production in our unit.

3、 Public security management responsibility

(1)	Fully responsible for the fire safety and security management within the production and operation scope of the lessee. The lessee shall establish a person in charge of safety work and report to the lessor (if not reported, the legal representative shall be deemed as the person in charge of safety work), strictly fulfill the main responsibility of fire and public security management, and support and cooperate with the lessor to do a good job in fire management and order maintenance.

(2)	It is prohibited to illegally carry flammable, explosive, highly toxic, corrosive, radioactive and other dangerous goods into the park. (3) The lessee shall apply for a safety permit from the public security organs in accordance with the law and notify the lessor’s property management one week in advance when holding large-scale mass activities.

(4)	The lessee’s motor vehicles and non motor vehicles must go to the lessor to handle parking procedures and comply with the various management systems of the parking lot

(5)	The lessee shall not engage in any residential activities in the leased area, and shall bear full responsibility for any security incidents caused by residents.

4、 Fire management responsibility

(1)	The lessee shall conscientiously comply with laws and regulations such as the Fire Protection Law of the People’s Republic of China and the Zhejiang Province Fire Protection Regulations, and abide by the fire safety regulations of the lessor’s property management.

(2)	Fully responsible for the fire safety work within the production and operation scope of the lessee, at least one employee should be appointed as a volunteer firefighter, actively learning fire safety and other related emergency rescue knowledge, participating in business training and emergency drills.

(3)	Implement the fire safety responsibility system, formulate the fire safety system, operating procedures, and emergency response measures for our unit reserve plan. Key areas should be managed by designated personnel.

(4)	The lessee shall not damage, misappropriate, or dismantle or stop using fire-fighting facilities and equipment without authorization. They shall not bury, enclose, block fire hydrants or occupy fire separation distances. They shall not occupy, block, or close evacuation routes, safety exits, or fire truck access routes. Regular maintenance and upkeep of self added and modified building fire protection facilities within the leased premises.

(5)	The lessee’s storage, transportation, use, and destruction of flammable and explosive dangerous goods must comply with fire safety technical standards and management regulations.

(6)	The lessee shall organize pre job fire safety training for enterprise employees, and regularly organize fire safety training and fire drills.

(7)	Organize fire prevention inspections to promptly eliminate fire hazards.

(8)	Electric bicycles and batteries should be parked and charged at designated locations; It is strictly prohibited to park or charge in evacuation routes, emergency exits, stairwells.

5、 Special equipment management responsibility

(1)	The lessee’s special equipment management and operation personnel must undergo training organized by relevant departments, hold certificates, and strictly follow the operating procedures for operation.

(2)	The pressure vessels, pressure pipelines, and safety accessories used by the lessee shall meet relevant regulatory requirements and be inspected and qualified. Special equipment shall obtain a registration certificate for the use of special equipment; Special operation personnel must undergo specialized safety operation training in accordance with relevant national regulations and obtain corresponding qualifications before they can work on duty.

(3)	The lessee shall regularly inspect the pressure vessel, mixer, rotating parts, ancillary equipment, indicating instruments, safety valves, pipelines, and valves to ensure compliance with safety requirements.

6、 Responsibility for Safety Management of Hazardous Chemicals

(1)	For the use and storage of hazardous chemicals, the lessee must establish a hazardous chemical safety management system to ensure the safety management of the entire process of self purchased hazardous chemicals, including procurement, storage, use, loading and unloading, and disposal.

(2)	The lessee shall entrust relevant institutions to conduct safety evaluations in accordance with relevant laws and regulations, combined with the actual situation of the enterprise, and file a record with the lessor.

(3)	The lessee shall purchase hazardous chemicals from enterprises with corresponding qualifications for the production or operation of hazardous chemicals in accordance with the law, and transport them by transportation units holding a “Hazardous Chemicals Transport License”.

(4)	Those who purchase highly toxic chemicals, explosives prone hazardous chemicals, and drugs prone hazardous chemicals shall strictly comply with the relevant permit requirements of the public security organs, and at the same time, the filing situation and management measures during the use period shall be submitted in writing Record with the lessor.

(5)	Dangerous chemical warehouses or stocking rooms, storage tanks, packaging and usage areas must meet the safety conditions specified in relevant laws and regulations, including layout, fire resistance rating, fire-fighting facilities, electrical explosion-proof and pressure relief, ventilation, anti dispersion and anti leakage, lightning protection and anti-static, combustible/toxic gas detection and alarm, video surveillance system, etc.

(6)	The lessee shall store various hazardous chemicals in different zones and categories, and shall not store hazardous chemicals in excess of quantity or variety. Prohibited substances shall not be mixed or stored together.

(7)	Storage of highly toxic chemicals, hazardous chemicals that are prone to drug production, and hazardous chemicals that are prone to explosive production should be managed with dual locks and equipped with mechanical anti-theft locks and video surveillance devices.

(8)	Dangerous chemicals such as highly toxic, easily producible drugs, and easily producible explosives must be strictly managed in accordance with relevant national regulations. Complete records must be kept during the collection, storage, use, and waste disposal processes, and regular checks must be conducted to ensure consistency between accounts and materials.

(9)	Gas cylinders should be placed in a well ventilated area, protected from rain and direct sunlight, and avoid severe vibrations. Combustible gas cylinders must not be placed near open flame heat sources and must be at least 10 meters away from them.

(10)	When loading flammable and explosive chemicals, liquid nitrogen, or other high-pressure steel cylinders, passengers cannot ride the elevator together.

(11)	If the lessee needs to purchase hazardous chemicals, they should submit a hazardous chemical entry application in advance and attach the safety technical specifications, safety labels, etc. of the hazardous chemicals involved as attachments.

(12)	Enterprises that use hazardous chemicals should conduct daily inspections of the safety conditions for the use of hazardous chemicals in accordance with the “Safety Conditions Inspection Form for the Use of Hazardous Chemicals”.

7、 Liability for breach of contract

(1)	If the lessee violates various laws and regulations, national industry standards and normative documents, or the requirements of this responsibility agreement, and fails to implement the main responsibility for safety production, resulting in safety production accidents, environmental accidents, or economic losses and related legal liabilities to the lessor and other third parties, the lessee shall bear all responsibilities.

(2)	Due to the lessee’s failure to cooperate with the lessor or government regulatory authorities for supervision and inspection, or failure to promptly rectify potential safety hazards The lessee shall bear full responsibility for any safety production accidents, environmental accidents, or economic losses and related legal liabilities caused to the lessor and other third parties.

(3)	The lessor has the right to hold the lessee responsible for any violation of this responsibility agreement or laws and regulations related to safety production, fire safety, environmental protection, etc., based on the severity of the circumstances. In serious cases, the lease contract may be terminated and the deposit/leg contract security deposit will not be refunded. And the lessor has the right to report to the competent department of the local government.

(4)	If the lessor discovers any safety, fire or environmental hazards mentioned above and the lessee fails to rectify them within the notice period of the company, or if they occur again after rectification, the lessor has the right to hold the lessee responsible according to the severity of the situation. In serious cases, the lease contract may be terminated and the deposit/contract guarantee deposit will not be refunded. And the lessor has the right to report to the competent department of the local government.

8、 Other agreed matters

This responsibility agreement shall come into effect from the date of signing and shall remain valid until the expiration of the lease by the lessee.

Our company has read all the terms of the above responsibility letter and promises to fulfill them in accordance with the above content.

Responsible Person: Zhejiang Alliance Crafts Co., Ltd.
[Company Seal Affixed Here]

/s/ Xiaozhong Lin

Attachment 3

Responsibility Letter for Civilized Management of Leased Properties and Sites

In order to maintain the order of rental housing and site management, maintain the civility and hygiene of rental housing and sites, and fulfill the responsibility of creating work goals, in accordance with the “Yiwu City Striving to Create National Civilized City Field Inspection Site Creation Standards”, we hereby lease Zhejiang Yiwu High-tech Zone Development and Construction Co., Ltd. Regarding the matters related to the Ltd. property, as the lessee, our company agrees to sign this responsibility agreement and promises to execute:

1、 Create responsibility goals

1. Maintain the image of rental properties and venues, and conscientiously carry out tasks such as creation, hygiene, and disease prevention and control;

2. Complete various tasks assigned by the lessor, including creation, hygiene, disease prevention and control.

2、 Obligations of the lessor

1. Timely convey the instructions from superiors regarding the creation work and deploy the tasks of creation and sanitation.

2. Provide timely guidance, services, inspections, and supervision for the lessee’s creation, hygiene, and disease prevention and control work.

3. Timely report to the lessee on the work of creation, hygiene, disease prevention and control.

3、 Obligations of the lessee

1. Treat people politely and work in a civilized manner, actively cooperate with Party A to carry out creation and sanitation work.

2. Operate with integrity, pay taxes in accordance with the law, and refrain from engaging in unfair competition.

3. All business licenses are complete and neatly hung. Office supplies and goods are neatly stacked in the business premises.

4. Consciously do a good job of “three guarantees in front of the door” and keep the rental housing and site clean.

5. Uncivilized behaviors such as bare backs, littering, and defecating or urinating are not allowed inside or outside the rental property or venue.

6. There shall be no disorderly construction, pulling, or picking up in the rented house or venue.

7. Cooperate with Party A to carry out disease prevention and control work, regularly handle stagnant water containers, and carry out the elimination of the “four pests”.

8. Business activities must be conducted within the designated business premises and public spaces must not be occupied.

9. It is not allowed to post, hang, or draw randomly inside or outside the rental property or venue, and it is not allowed to hang business signs and other promotional materials other than those produced uniformly.

10. No poultry or livestock are allowed to be raised inside or outside the rented premises.

11. The lessee shall bear the corresponding responsibility for any adverse consequences caused by the lessee’s violation of this liability agreement; Therefore, if losses are caused to Zhejiang Yiwu High-tech Zone Development and Construction Co., Ltd. the lessee shall bear the corresponding liability for compensation.

4、 If there are other provisions in the lease agreement, they shall be executed in accordance with the provisions of the lease agreement.

Our company confirms that we have read all the contents of the above terms and strictly comply with them.

Lessee: (Signature and Seal) Zhejiang Alliance Crafts Co., Ltd.
[Company Seal Affixed Here]

Date of Contract Signing: December 31, 2025